Exhibit 4.1

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 25, 2023, among Falcon Aero Holdings LLC, a Delaware limited liability company, Falcon Aero Holdco LLC, a Delaware limited liability company (together, the “Guaranteeing Subsidiaries” and each a “Guaranteeing Subsidiary”), W&T Offshore, Inc., a Texas corporation (the “Company”), the other Guarantors (as defined in the Indenture referred to herein) and Wilmington Trust, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of January 27, 2023, providing for the issuance of 11.750% Senior Second Lien Notes due 2026 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Company and the Trustee are authorized to execute and deliver this Supplemental Indenture without the consent of Holders.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. Each Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

3. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Guaranteeing Subsidiaries, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiaries under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

4. NEW YORK LAW TO GOVERN. The law of the state of New York will govern and be used to construe and enforce this Supplemental Indenture.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this instrument as to the parties hereto and may be used in lieu of the original instrument for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Company.

8. RATIFICATION OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

 Dated:

FALCON AERO HOLDINGS LLC

FALCON AERO HOLDCO LLC

By: /s/ Jonathan Curth

Name:Jonathan Curth

Title:	Executive Vice President, General Counsel and Corporate Secretary

W&T OFFSHORE, INC.

By: /s/ Jonathan Curth

Name:Jonathan Curth

Title:	Executive Vice President, General Counsel and Corporate Secretary

W & T ENERGY VI, LLC

W & T ENERGY VII, LLC

AQUASITION III LLC

AQUASITION IV LLC

AQUASITION V LLC

GREEN HELL LLC

SEAQUESTER LLC

SEAQUESTRATION LLC

By: /s/ Jonathan Curth

Name:Jonathan Curth

Title:	Executive Vice President, General Counsel and Corporate Secretary

[Signature Page to Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By: /s/ Jane Schweiger

Name:Jane Schweiger

Title:	Vice President

[Signature Page to Supplemental Indenture]